Exhibit 99.1

Iris Acquisition Corp II Announces  the Separate Trading of its Class A Ordinary Shares and Warrants Commencing February 24, 2026

Dubai, United Arab Emirates, Feb. 18, 2026 (GLOBE NEWSWIRE) – Iris Acquisition Corp II (NYSE: IRAB U) (the “Company”), announced today that, commencing February 24, 2026, holders of the units sold in the Company’s initial public offering may elect to separately trade the Company’s Class A ordinary shares and warrants included in the units.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The Class A ordinary shares and warrants that are separated will trade on New York Stock Exchange LLC (“NYSE”) under the symbols “IRAB” and “IRAB WS,” respectively. Those units not separated will continue to trade on NYSE, under the symbol “IRAB U”. Holders of units will need to have their brokers contact Odyssey Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

A registration statement relating to the securities was declared effective on January 30, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Iris Acquisition Corp II

Iris Acquisition Corp II is a newly incorporated blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of entering into a merger, amalgamation, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses. The Company has not selected any specific business combination target and has not, nor has anyone on its behalf, engaged in any substantive discussions, directly or indirectly, with any business combination target with respect to an initial business combination with the Company. The Company’s management team is led by Sumit Mehta, its Chief Executive Officer, Rohit Nanani, its Chairman of the Board of Directors (the “Board”), Lisha Parmar, its Chief Financial Officer and Omkar Halady, its Vice President and Secretary. In addition, the Board includes Manish Shah, Janine Yorio, Allen Wang, and Robert Henry.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering (“IPO”) including the gross proceeds of the IPO, the anticipated use of the net proceeds from the IPO and the search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or that the net proceeds of the offering will be used as indicated or that the Company will ultimately complete a business combination transaction in the sectors it is targeting or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Iris Acquisition Corp II, including those set forth in the Risk Factors section of Iris Acquisition Corp II’s registration statement and preliminary prospectus for the IPO filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. Iris Acquisition Corp II undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts:

Omkar Halady - VP & Company Secretary
omkarh@irisspac.com